UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Waitr Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3828008
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

844 Ryan Street, Suite 300, Lake Charles, Louisiana	70601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

Warrants, each exercisable for one-half of one share of Common Stock at an exercise price of $5.75 per one-half share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

Waitr Holdings Inc. (f/k/a Landcadia Holdings, Inc.) (the “Company”) hereby amends the registration statement on Form 8-A (File No. 001-37788) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 24, 2016.

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of common stock, par value $0.001 per share (“common stock”), of the Company and warrants to purchase common stock (“warrants”).

Prior to November 15, 2018, the Company had two classes of common stock: Class A common stock, par value $0.0001 per share (“Class A common stock”), and Class F common stock, par value $0.0001 per share (“Class F common stock”). On November 15, 2018, the Company’s stockholders approved, and the Company effected, a merger of Waitr Incorporated with and into the Company’s wholly owned subsidiary (“Merger Sub”), with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned indirect subsidiary of the Company (the “Business Combination”). In connection with the Business Combination, (i) all of the Class F common stock converted into Class A common stock on a one-for-one basis, (ii) the Company’s second amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification and conversion of all of the Class A common stock and Class F common stock into a single class of common stock, and (iii) the Company’s board of directors approved the amendment and restatement of the Company’s amended and restated bylaws.

The description of the common stock and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 219 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on November 1, 2018 (File No. 001-37788) and is incorporated herein by reference.  The description of the common stock and warrants is qualified in its entirety by reference to the Company’s third amended and restated certification of incorporation and the Company’s second amended and restated bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference.

Item 2.  Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement and are incorporated herein by reference:

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation.

3.2	Second Amended and Restated Bylaws.

4.1	Specimen Common Stock Certificate.

4.2	Specimen Warrant Certificate.

4.3	Form of Warrant.

4.4	Warrant Agreement, dated as of May 26, 2016, between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K (File No. 001-37788), filed with the U.S. Securities and Exchange Commission on June 1, 2016).

10.1	Form of Amended and Restated Registration Rights Agreement by and among the Registrant, Jefferies Financial Group Inc., Fertitta Entertainment, Inc. and the other investors listed on the signature pages thereto.

10.2	Registration Rights Agreement by and among the Registrant and the parties listed on the signature pages thereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 19, 2018

WAITR HOLDINGS INC.

By:	/s/ David Pringle
Name: David Pringle
Title: Chief Financial Officer and Secretary